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                                                SEC FILE NUMBER:  001-15777
                                                CUSIP NUMBER:   913273 10 8


                              United States
                    Securities and Exchange Commission
                          Washington D.C.  20549


                                Form 12b-25

                        NOTIFICATION OF LATE FILING

(CHECK ONE):   [X]Form 10-KSB  [ ]Form 20-F  [ ]Form 11-K  [ ]Form 10-QSB
               [ ]Form N-SAR   [ ]N-CSR

               For Period Ended:  December 31, 2004

               [ ] Transition Report on Form 10-KSB
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-QSB
               [ ] Transition Report on Form N-SAR
               For the Transition Period Ended: ___________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type
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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                 PART I
                         REGISTRANT INFORMATION

Unitrend, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

4665 West Bancroft Street
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Address of Principal Executive Office (Street and Number)

Toledo, Ohio  43615
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City, State and Zip Code

                                 PART II
                         RULES 12B-25 (b) AND (c)

If the subject could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[X]  (b)  The subject annual report, semi-annual report, transistion report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                 PART III
                                NARRATIVE

State below in reasonable detail why Forms 10-KSB, 20-F, 11-K, 10-QSB, 10-D, N-SAR, N-CSR, or transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed.)

Management is in the process of preparing and reviewing the registrant's financial information. The process of compiling and disseminating the information required to be included in the Form 10-KSB for the year, as well as the completion of the required review of the registrant's financial information, could not be completed without incurring undue hardship and expense. The registrant undertakes the responsibility to file such annual report within the extension period.

                                 PART IV
                            OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Conrad A.H. Jelinger         419           536-2090
   ----------------------     ---------    ----------------
          (Name)             (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
    filed?  If answer is no, identify report(s).    [X] Yes    [ ] No

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(3) Is it  anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
    report or portion thereof?    [ ] Yes    [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               Unitrend, Inc.
                --------------------------------------------
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 29, 2005                    By:  /s/ Conrad A.H. Jelinger
      ------------------                     ----------------------------
                                             Conrad A.H. Jelinger
                                             President, Chief Executive
                                             Officer and Interim Chief
                                             Financial Officer